Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND SIX-MONTH

PERIODS ENDED JUNE 30, 2009

MELVILLE, N.Y., August 18, 2009 - P&F Industries, Inc. (Nasdaq: PFIN) today announced its results of operations for the three and six-month periods ended June 30, 2009.

P&F Industries Inc, reported revenue of $18,528,000 and $34,090,000 for the three and six-month periods ended June 30, 2009, compared to $25,554,000 and $49,879,000 for the same periods in 2008. The Company reported a loss of $565,000 and $1,171,000 for the three and six month periods ended June 30, 2009, compared to earnings of $495,000 and $857,000 for the three and six-month periods in the prior year.  The Company noted that, during the three and six-month periods ended June 30, 2009, as a result of the adoption of new accounting rules pertaining to business combinations, it recorded $352,000 and $432,000, respectively, of expenses incurred in connection with the acquisition of the Coffman Stairs, LLC business, which amounts would have been capitalized under the previous rules.  Additionally, the Company recorded expenses of approximately $471,000 in the three-month period ended June 30, 2009 relating to the closeout of certain inventory of the Company’s Franklin division and its Pacific Stair Products operation.  The total of these expenses for the three- and six-month periods ended June 30, 2009 were $823,000 and $903,000, respectively.

The Company reported basic and diluted loss per common share for the three and six-month periods ended June 30, 2009, of $0.16 and $0.32, respectively, compared to basic earnings per share of $0.14 and $0.24, and diluted earnings per share of $0.13 and $0.23, respectively for the three-and six-month periods ended June 30, 2008.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “Our three- and six-month results continue to show the ill effects of a sluggish economy, compounded by deflated new housing starts, which is a key driver to P&F, as well as the unusual expenses described earlier.  However, the United States Census Bureau statistics indicate a flattening of the decline in starts over the last several months, and as such, we are optimistic about improvement in our operating results in the near future as and when the economy pulls out of this downturn.”

The Company reported second quarter of 2009 revenue of $9,336,000 at its Continental Tool segment, compared to $14,487,000 for the same period in 2008.  Specifically, revenue reported by its Florida Pneumatic subsidiary for the second quarter of 2009 was $6,121,000, compared to $9,450,000 reported for the three-month period ended June 30, 2008.  Mr. Horowitz noted, “The most significant factor contributing to this revenue decrease was the loss of The Home Depot account, which occurred in mid-2008.  Revenue decreased $813,000 and $108,000, respectively, from a large customer that is a significant retailer, and its Franklin division. Additionally, Florida Pneumatic generated comparative lower revenue through its catalog and OEM product lines of $781,000. Hy-Tech’s revenue decreased for the first time since its acquisition in February 2007, to $3,215,000 for the three-month period ended June 30, 2009, compared to $5,037,000, reported in the second quarter of 2008.” Mr. Horowitz added, “Until recently, the industrial portion of our Tools segment had not been materially affected by the sluggish economy. Beginning late in the first quarter of 2009, we began to see indications of a slow down in this sector as well. However, we believe that performance at our Tools group for the remainder of 2009 should remain at or slightly better than current levels, and we are reasonably pleased with the performance of this group, given the current economic environment.”

Mr. Horowitz noted, “Based upon United States Census Bureau statistics, the annual number of new privately-owned housing starts, seasonally adjusted, for June 2009 is 582,000, down 46% from the same figure for June 2008. This had a significant impact on the revenue at our Countrywide Hardware segment, which decreased to $9,192,000 from $11,067,000, when comparing the three-month periods ended June 30, 2009 and 2008. Stair Parts revenue for the three-month period ended June 30, 2009, was $4,461,000, which includes approximately three weeks of revenue generated by the newly acquired assets of Coffman Stairs, compared to $5,290,000, reported for the same period in 2008 for our Stair Parts business.  Revenue at our Other Hardware businesses are primarily from the sale of fencing and gate hardware, and kitchen and bath accessories, OEM products and our line of patio hardware.  These product lines are also being affected by the general overall economic sluggishness, as well as a diminishing recreational vehicle and modular home market, the downturn in new home construction, and competitive pressures.  As such, Other Hardware revenue during the three-month period ended June 30, 2009 was $4,731,000, compared to $5,777,000 during the second fiscal quarter of 2008.  We expect that the cost savings and operational synergies from the formation of WM Coffman to improve its results during the next six to nine months.  Further, we are confident that, once the number of new housing starts begins to increase, the acquisition of Coffman Stairs, which now provides P&F with captive manufacturing capability and additional distribution capacity to the stair parts industry, will better position us to respond to the service requirements of one- and two-step distributors, as well as stair specialists.”

Gross margins in the Tools segment for the three-month period ended June 30, 2009 decreased to 27.0% from 32.9% from the three-month period ended June 30, 2008. Gross profit for this segment decreased $2,237,000, due primarily to the decrease in revenue, close-out sales and price reductions.  Specifically, when comparing the three-month periods ended June 30, 2009 and 2008, Florida Pneumatic’s gross margin decreased 7.9 percentage points.  This decrease in the gross margin, combined with reduced revenue, close-out sales of certain Franklin products, as well as product mix, resulted in this decrease in Florida Pneumatic’s gross profit.  Both gross margin and gross profit decreased at Hy-Tech when comparing the three-month periods ended June 30, 2009 and 2008. The reduction in gross margin, combined with the decrease in revenue, caused Hy-Tech’s gross profit to decrease approximately $742,000.  The decrease in gross margin reported this quarter at Hy-Tech is primarily due to lower overhead absorption, which in turn was due to lower volume through the facility. During the second quarter of 2009, Hy-Tech has reduced its cost of manufacturing.  We expect to realize the benefits of these cost savings going forward.

Gross margin at our Stair parts business for the three month period ended June 30, 2009, which included approximately one month of the Marion, Virginia facility operations, was 13.0%, compared to gross margin of 24.1% in the second quarter of 2008 for our Stair Parts business.  We believe that, as more product that was previously imported is manufactured at our Marion, Virginia facility, our gross margins will improve due to greater capacity utilization.  Another contributing factor to the low gross margin was the costs associated with the inventory consolidation and liquidation at Pacific Stair Products during the three-month period ended June 30, 2009, which created a gross deficit of approximately $200,000.  Our gross margin at the Other Hardware product lines for the three-month period ended June 30, 2009 decreased to 32.9% during the three-month period ended June 30, 2009, from 37.7% during the same period in the prior year. This decrease is primarily due to product mix, competitive pricing pressures and under absorption of warehousing costs.

For the three-month period ended June 30, 2009, our SG&A was $5,288,000, reflecting a decrease of $1,414,000 or 21.1% when compared to $6,702,000 for the three-month period ended June 30, 2008.  Significant components of the decrease include reductions in compensation, payroll taxes and benefits aggregating $794,000, and decreases in depreciation and amortization expenses of $118,000, as the result of the impairment charges taken in 2008.  Additionally, during the three-month period ended June 30, 2008, we incurred expenses aggregating approximately $219,000  in connection with the wind down of certain product lines at Florida Pneumatic, which were not incurred during the second quarter of 2009.  Offsetting these decreases, in accordance with newly effective accounting rules pertaining to business combinations, we recorded $352,000 of expenses incurred in connection with the WM Coffman transaction.  We intend to continue to examine all operating expenses, particularly during these difficult times. However, as a significant portion of these expenses are fixed, as a percentage of revenue, SG&A was 28.0% for the three-month period ended June 30, 2009 compared to 26.2% for the same period in the prior year.

Our net interest expense of $362,000 for the three-month period ended June 30, 2009 decreased from $452,000 incurred for the same period in the prior year primarily due to reduction in principal and lower interest rates. However, as the result of the WM Coffman transaction, our interest expense is expected to increase in future periods, as the result of additional bank debt, as well as interest payable on the seller’s note payable.  Additionally, the interest rate charged on our P&F revolving loan and term note has been raised over 100 basis points by our lender since the end of the second quarter.

Mr. Horowitz concluded his comments by stating, “We believe that with the acquisition of the Coffman Stairs, LLC business and the formation of WM Coffman, which we believe is now the largest manufacturer and supplier of wood and iron stair parts in the United States, that, when the number of new home starts trends upwards, and the general economy begins to improve, we are positioned to take advantage of emerging opportunities as they may arise.”

OTHER DEVELOPMENTS

On August 13, 2009, the Company announced that it was not in compliance with certain financial covenants with a senior lender, and such lender had verbally advised the Company that it did not intend to provide a waiver of such non-compliance. On August 17, 2009, however, such lender proposed that the Company enter into a waiver and amendment to the related credit facility, which agreement would, among other things, conditionally waive the non-compliance and provide for certain changes to the credit facility.  The Company is in discussions with the lender, but there can be no assurance that a satisfactory waiver and amendment will be entered into.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, August 18, 2009, at 1:00 p.m. Eastern time to discuss its 2009 second quarter results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing (877) 407-8031, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. The web cast will be archived on P&F’s Website, while a telephone replay of the call will be available through August 20, 2009, beginning at 2:00 p.m. Eastern time on August 18, 2009  at 1-877-660-6853, Account No. 286, Conference ID No. 329405.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, and the Company’s debt and debt service requirements, and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. These risks could cause the Company’s actual results for the 2009 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands $)	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets
Cash	$527	$1,043
Accounts receivable - net	11,648	8,507
Inventories - net	33,479	31,286
Notes and other receivables	590	—
Deferred income taxes - net	1,584	1,584
Income tax refund receivable	738	327
Prepaid expenses and other current assets	1,735	990

Total current assets	50,301	43,737

Property and equipment	28,247	24,754
Less accumulated depreciation and amortization	12111	11,232

Net property and equipment	16,136	13,522

Goodwill	8,972	4,183
Other intangible assets - net	5,813	3,121
Deferred Income taxes – net	4,773	5,424
Other assets – net	1,058	485
Total assets	$87,053	$70,472

Liabilities and Shareholders’ Equity
Short-term borrowings	$22,374	$15,000
Accounts payable	6,354	1,962
Other accrued liabilities	4,789	3,768
Current maturities of long-term debt	10,440	6,516

Total current liabilities	43,957	27,246

Other long-term liabilities	4,911	331
Note Payable	3,972	—
Long-term debt, less current maturities	1,379	9,028

Total liabilities	54,219	36,605

Total shareholders’ equity	32,834	33,867

Total liabilities and shareholders’ equity	$87,053	$70,472

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended June 30,		Six months ended June 30,
(In thousands of $, except per share data)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$18,528	$25,554	$34,090	$49,879
Cost of sales	12,817	17,499	24,748	34,151
Gross profit	5,711	8,055	9,342	15,728
Selling, general and administrative expenses	5,288	6,702	10,343	13,191
Operating (loss) income	(577)	1,353	(1,001)	2,537
Interest expense – net	362	452	671	1,010
(Loss) earnings before income taxes	(939)	901	(1,672)	1,527
Income taxes	(374)	406	(501)	670

(Loss) earnings	$(565)	$495	$(1,171)	$857

(Loss) earnings per common share:

Basic:
Net (loss) earnings per common share	$(0.16)	$0.14	$(0.32)	$0.24

Diluted:
Net (loss) earnings per common share	$(0.16)	$0.13	$(0.32)	$0.23

Weighted average common shares outstanding:

Basic	3,614,562	3,637,277	3,614,562	3,637,370

Diluted	3,614,562	3,713,440	3,614,562	3,694,338

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